Exhibit 99

Contact:

Carroll C. Markley, Chairman & CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone: 703-467-3477

Fax: 703-464-7974

ir@mbankshares.com

FOR IMMEDIATE RELEASE:

MILLENNIUM BANKSHARES CORPORATION ANNOUNCES

FIRST QUARTER 2003 RESULTS

•

Net Income of $405,000

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Total Assets $317.2 million, up 3.5% from year-end

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Total Quarter End Deposits $221.9, up 1.6% from year-end

•

Book Value up to $4.41 from $4.39 at year-end

Reston, VA – April 23, 2003 – Millennium Bankshares Corporation (Millennium) (Nasdaq: MBVA) today released its first quarter 2003 financial results for the period ended March 31, 2003.

Millennium showed positive earnings for the first quarter with $405,000 in total income as compared to a loss of $748,000 for the same period in 2002.  Total assets rose slightly to $317.2 million compared to December 31, 2002 at $306.3 million and deposits increased to $262.7 million at March 31, 2003 from $258.5 million at December 31, 2002.

Return on average assets was 0.52% compared to (1.28%) for December 31, 2002.  Book value per common share increased 0.4% to $4.41 at March 31, 2003 as a result of renewed profitability.

Millennium’s asset quality continues to be one of the company’s primary strengths.  Net loans decreased by $17.2 million to $221.9 million at March 31, 2003, due to a shorter holding period for mortgage loans in the held for sale portfolio which reduces exposure to interest rate risk and provides additional liquidity.  Millennium’s overall loan loss reserve is 1.31% compared to 0.82% at March 31, 2002.  There were no loans greater than sixty days past due or other real estate owned or repossessed as of the end of the period.

“We are encouraged by our first quarter results and believe that Millennium is positioned to move forward with stable earnings and a solid foundation,” said Chairman & CEO Carroll C. Markley.  “Our management team and staff are excited about the positive changes which we have undertaken over the past several quarters to better enable us to provide excellent products and services to our customers and a positive return to our shareholders.”

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Millennium Bankshares Corporation

2003 First Quarter Earnings Release

As previously announced, Millennium will hold a conference call today, Wednesday, April 23, 2003 at 11:00 a.m. ET to discuss its first quarter results for the period ended March 31, 2003. Interested parties can participate either by webcast by visiting Millennium’s web site (www.mbankshares.com) or via telephone. U.S. callers please dial 800-299-7098. Callers outside of the U.S. please dial 617-801-9715. Both numbers will use the passcode 845325.

Millennium cautions readers that the statements contained in this press release with respect to Millennium’s future business plans, operations, opportunities or prospects, including any factors that may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.

More information on Millennium Bankshares Corporation, including financial highlights as of March 31, 2003, can be found online at http://www.mbankshares.com, or obtained by phoning Millennium at 703-467-3477.

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Millennium Bankshares Corporation
Financial Highlights
(dollars in thousands, except share and per share data)

	Three Months Ended
	3/31/2003	3/31/2002	$ Change	% Change

Results of operations
Interest and dividend income	$ 4,294	$ 3,402	$ 92	26.2%
Interest expense	1,926	1,705	221	13.0%
Net interest income	2,368	1,697	671	39.5%
Provision for loan losses	150	225	(75)	-33.3%
Net interest income after provision for loan losses	2,218	1,472	746	50.7%
Non interest income	1,458	(152)	1,610	1059.2%
Non interest expense	3,063	2,361	702	29.7%
Net income(loss) before income taxes	613	(1,041)	1,654	158.9%
Provision for income taxes	208	(293)	501	171.0%
Net Income(loss)	$ 405	$ (748)	$ 1,153	154.1%

Income(loss) per common share
Basic	$ 0.11	$ (0.24)	$ 0.35	145.8%
Diluted	$ 0.10	$ (0.24)	$ 0.34	141.7%
Weighted average shares outstanding
Basic	3,531,778	3,110,478	421,300	13.5%
Diluted	3,891,274	3,110,478	780,796	25.1%
Dividends paid per common share	-	-	-

Financial condition	March 31,	December 31,
	2003	2002	$ Change	% Change
Selected average balances
Total assets	$ 309,468	$ 269,910	39,558	14.7%
Earning assets	$ 301,421	$ 259,667	41,754	16.1%
Loans receivable, net of fees and			-
allowance for loan losses	$ 221,741	$ 216,634	5,107	2.4%
Deposits	$ 262,788	$ 235,423	27,365	11.6%
Other borrowed funds	$ 29,424	$ 15,396	14,028	91.1%
Shareholder's equity	$ 15,568	$ 17,735	(2,167)	-12.2%

Selected period end balances
Total assets	$ 317,164	$ 306,341	10,823	3.5%
Earning assets	$ 308,670	$ 297,223	11,447	3.9%
Loans receivable, net of fees and
allowance for loan losses	$ 221,918	$ 239,092	(17,174)	-7.2%
Deposits	$ 262,733	$ 258,509	4,224	1.6%
Other borrowed funds	$ 37,513	$ 30,743	6,770	22.0%
Shareholder's equity	$ 15,573	$ 15,502	71	0.5%

	March 31,	December 31,
Selected ratios and other data	2003	2002	$ Change	% Change
Return on average assets (ROA)	0.52%	-1.28%	0.02	140.9%
Return on average equity (ROE)	10.41%	-19.43%	0.30	153.6%
Efficiency ratio	80.06%	85.64%	(0.06)	6.5%
Allowance for loan losses to loans	1.31%	1.46%	(0.00)	-10.0%
Total loans to total deposits	85.59%	92.80%	(0.07)	-7.8%

Book value at end of period	$ 4.41	$ 4.39	$ 0.02	0.4%